SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 22, 2002
Date of Report (Date of earliest event reported)

IDENTIX INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	01-09641	94-2842496
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cooper Court
Los Gatos, CA 95032

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 335-1400

Item 5. Other Events.

     On February 22, 2002, Identix Incorporated, a Delaware corporation (“Identix”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Viper Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Identix (“Merger Sub”), and Visionics Corporation, a Delaware corporation (“Visionics”). Under the Merger Agreement, Merger Sub will merge with and into Visionics, and Visionics will survive as a wholly-owned subsidiary of Identix (the “Merger”). The Merger is intended to be a tax-free reorganization for federal income tax purposes, and Visionics stockholders will receive 1.3436 shares of Identix common stock for each share of Visionics common stock they own. Based upon Identix’ closing price of $6.95 on Friday, February 22, 2002, this represents a price of $9.34 per Visionics share.

     Certain affiliates of Identix and Visionics have entered into voting agreements with Visionics and Identix, respectively, in connection with the Merger. The Identix voting agreements provide that the stockholders will vote their shares of Identix Common Stock in favor of the issuance of Identix Common Stock in the Merger. The Visionics voting agreements provide that the stockholders will vote their shares of Visionics Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger.

     The foregoing description of the Agreement and the voting agreements is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 99.1, respectively, and is incorporated herein by this reference.

Item 7. Financial Statements, pro Forma Financial Information and Exhibits

     (c)  Exhibits

99.1	Agreement and Plan of Merger by and among Identix Incorporated, a Delaware corporation, Viper Acquisition Corp., a Delaware corporation and Visionics Corporation, a Delaware corporation dated as of February 22, 2002, including exhibits thereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IDENTIX INCORPORATED

/s/ Robert McCashin

By:	Robert McCashin
Chairman of the Board and Chief Executive Officer

Date: February 25, 2002

EXHIBIT INDEX

99.1	Agreement and Plan of Merger by and among Identix Incorporated, a Delaware corporation, Viper Acquisition Corp., a Delaware corporation and Visionics Corporation, a Delaware corporation dated as of February 22, 2002, including exhibits thereto.